                            SCHEDULE 14A INFORMATION

                PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                        SECURITIES EXCHANGE ACT OF 1934
                                (AMENDMENT NO.)

FILED BY THE REGISTRANT [ ]

FILED BY A PARTY OTHER THAN THE REGISTRANT [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to 240.14a-11(c) or 240.14a-12

                              Key Technology, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

          ---------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

          ---------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

          ---------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

          ---------------------------------------------------------------------
     (5)  Total fee paid:

          ---------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

          ---------------------------------------------------------------------
     (2)  Form, Schedule or Registration Statement No.:

          ---------------------------------------------------------------------
     (3)  Filing Party:

          ---------------------------------------------------------------------
     (4)  Date Filed:

          ---------------------------------------------------------------------

                          [KEY TECHNOLOGY, INC. LOGO]

                                150 AVERY STREET

                          WALLA WALLA, WASHINGTON 99362

                                ------------------
                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                                FEBRUARY 20, 2002

                               -------------------

To Our Shareholders:

        The 2002 Annual Meeting of Shareholders of Key Technology, Inc. will be held at 8:00 a.m. on February 20, 2002 at the offices of the Company, 150 Avery Street, Walla Walla, Washington, for the following purposes:

                1. To elect two directors of the Company;

                2. To ratify the selection of auditors for fiscal 2002; and

                3. To transact such other business as may properly come before the meeting.

        Only holders of the Company's Common Stock and Series B Convertible Preferred Stock, on an as-converted basis to Common, at the close of business on December 18, 2001 are entitled to notice of, and to vote at, the meeting and any adjournments or postponements thereof. Shareholders may vote in person or by proxy. The accompanying form of proxy is solicited by the Board of Directors of the Company.

                                    By order of the Board of Directors,

                                    /s/ GORDON WICHER
                                    --------------------------------------------
                                    Gordon Wicher
                                    Secretary

YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING IN PERSON, PLEASE MARK, SIGN, DATE AND PROMPTLY RETURN YOUR PROXY IN THE ENCLOSED ENVELOPE.

Walla Walla, Washington
January 30, 2002

                          [KEY TECHNOLOGY, INC. LOGO]

                                150 AVERY STREET
                          WALLA WALLA, WASHINGTON 99362

                               -------------------

                                 PROXY STATEMENT
                       2002 ANNUAL MEETING OF SHAREHOLDERS

                               -------------------

        This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Key Technology, Inc. (the "Company") of proxies to be voted at the 2002 Annual Meeting of Shareholders of the Company to be held at 8:00 a.m. on February 20, 2002 at the Company's executive offices located at 150 Avery Street, Walla Walla, Washington, and at any adjournments or postponements thereof. If proxies in the accompanying form are properly executed, dated and returned prior to the voting at the meeting, the shares represented thereby will be voted as instructed in the proxy. If no instructions are given, shares will be voted FOR the election of the directors and FOR ratification of the selection of auditors. The persons named as proxies will use their discretionary authority on such other business as may properly come before the meeting or any adjournments or postponements thereof.

        Any proxy may be revoked by a shareholder prior to its exercise upon written notice to the Secretary of the Company, by delivering a duly executed proxy bearing a later date, or by the vote of a shareholder cast in person at the meeting. The cost of soliciting proxies will be borne by the Company. American Stock Transfer and Trust Company has been retained by the Company to act as registrar and transfer agent, in return for which the Company pays a monthly fee of $750.00. These services also include the solicitation of voted proxies from brokers, nominees, institutions and individuals. In addition to solicitation by mail, proxies may be solicited personally, without additional compensation, by the Company's officers and regular employees or by telephone, facsimile transmission or express mail. The Company will reimburse brokerage houses, banks and other custodians, nominees and fiduciaries for their reasonable expenses incurred in forwarding proxies and proxy material to their principals. This proxy statement and the accompanying form of proxy are first being mailed to shareholders on or about January 30, 2002.

                                     VOTING

        Holders of record of the Company's Common Stock and Series B Convertible Preferred Stock, on an as-converted basis to Common, on December 18, 2001 will be entitled to vote at the Annual Meeting or any adjournments or postponements thereof. As of that date, there were, on an as-converted basis, 5,509,615 shares of Common Stock outstanding and entitled to vote, which amount includes 1,137,404 shares of Series B Preferred, converted for voting purposes to 758,269 shares of Common Stock. A majority, or 2,754,808 of these shares will constitute a quorum for the transaction of business. Each share of Common Stock entitles the holder to one vote on the election of directors and on any other matter that may properly come before the meeting. The Series B Preferred is entitled, on an as-converted basis, to the same voting rights as the Common Stock, with one vote for each share as converted to Common Stock. Both the Common Stock and the Series B Preferred vote together as a single class on all matters. Abstentions and broker non-votes will be counted toward the quorum requirement for the meeting, but will not be counted for or against any proposal. Directors are elected by a plurality of the votes cast by holders of the shares entitled to vote in the election at a meeting at which a quorum is present, and all other matters will be approved if the number of votes cast by such holders in favor of the proposal exceeds the number of votes cast opposing the proposal. Shareholders are not entitled to cumulative voting in the election of directors.

                                     ITEM 1
                              ELECTION OF DIRECTORS

        The Board of Directors is composed of six directors. The directors are divided into three classes, each of which is composed of two directors. One class is elected each year for a three-year term. The two nominees for election as directors at this year's Annual Meeting, to serve until the Annual Meeting of Shareholders in 2005 or until their respective successors are elected and qualified, are Thomas C. Madsen and Gordon Wicher.

        Unless marked otherwise, proxies received will be voted FOR the election of each of the nominees named below.

        If either nominee is unable or unwilling to serve as a director at the date of the Annual Meeting or any postponement or adjournment thereof, the proxies may be voted for a substitute nominee designated by the proxy holders or by the present Board of Directors to fill such vacancy, or for the other nominee named without nomination of a substitute, or the Board may be reduced accordingly. The Board of Directors has no reason to believe that either of the nominees will be unwilling or unable to serve if elected a director.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF MESSRS. MADSEN AND WICHER.

        The following table sets forth certain information about each nominee for election to the Company's Board of Directors, each continuing director and each executive officer who is not also a director. Stock ownership information is shown elsewhere in this Proxy Statement under the heading "Principal Shareholders - Security Ownership of Certain Beneficial Owners and Management" and is based upon information furnished by the respective individuals. The table below sets forth the following, as of December 18, 2001: (i) name and age; (ii) all positions and offices held with the Company; (iii) the period of time served as a director or officer of the Company; and (iv) the expiration of his current term as a director of the Company.

                                                                     HAS BEEN
                                                                    A DIRECTOR    EXPIRATION
                                                                    OR OFFICER    OF CURRENT
         NAME                 AGE            POSITIONS                SINCE         TERM
---------------------------- ------ ----------------------------- ------------ --------------
NOMINEES FOR ELECTION
Thomas C. Madsen              54    Chairman and Chief               1982          2002
                                    Executive Officer
Gordon Wicher                 56    Vice President of Operations,    1982          2002
                                    Secretary and Director

DIRECTORS CONTINUING IN
OFFICE

Harold R. Frank+*             77    Director                         1983          2003
Michael L. Shannon*           51    Director                         2000          2003
John E. Pelo+                 46    Director                         1998          2004
Peter H. van Oppen+           49    Director                         1998          2004

ADDITIONAL OFFICERS
Kirk W. Morton                41    President and Chief              1999
                                    Operating Officer
Ted R. Sharp                  45    Chief Financial Officer          2000
Rodney W. Larson              44    Vice President of SRC            2000
                                    Vision and Vice President
                                    of Service

Steven J. Miner               44    Director of Research and         2000
                                    Development

Ormand G. Hilderbrand         50    Director of Sales and            2001
                                    Marketing

+ Member of the Audit Committee
* Member of the Compensation Committee

                               -------------------


NOMINEES FOR ELECTION

        Mr. Madsen has been Chairman of the Board since 2000 and Chief Executive Officer since 1982. He has been a director of the Company since 1982, and served as President from 1982 to February 2001. Mr. Madsen served in various executive capacities with the Company's predecessor beginning in 1972, including President from 1980 to 1983, Vice President of Operations from 1979 to 1980, and Vice President of Engineering from 1975 to 1979.

        Mr. Wicher has been Secretary and a director since 1982. In December 2001, he was appointed Vice President of Operations. From 1996 to 2001, he served as Vice President-General Manager of Process Systems. He served as Chief Financial Officer from 1983 to 1994, and as Vice President of Manufacturing from 1991 to 1996. Mr. Wicher served as Controller of the Company's predecessor from

1980 to 1983, and served from 1977 to 1980 as Controller of the telecommunications division of California Microwave, a communications equipment manufacturer.

DIRECTORS CONTINUING IN OFFICE

        Mr. Frank has been a director of the Company since 1983 and was Chairman of the Board from 1983 to 2000. Mr. Frank served as Chairman of the Board of Directors of Applied Magnetics Corporation, a producer of magnetic recording heads for the computer industry, from 1957 to 1995.

        Mr. Shannon has been a director of the Company since February 2000. He has been Chairman and Chief Executive Officer of Data Access Technologies, Inc., a start-up software company, since 1995, and Chief Operating Officer of DNA, a developer and marketer of office furniture, since 2001. From 1994 to 2000, he served as principal of the General Counsel Law Firm. Between 1985 and 1989, he served as Associate General Counsel for the Santa Fe International Corporation and, from 1989 to 1993, served as Senior Vice President, General Counsel and Secretary of that company. From 1976 to 1985, he practiced law with the firm of McCutchen, Black, Verleger, and Shea, becoming a partner in 1984.

        Mr. Pelo has served as a director of the Company since 1998. He has been President and Chief Executive Officer of Swire Coca-Cola USA, a subsidiary of Swire Pacific Holdings, Inc., since 1996. Swire Pacific is a diversified holding company with real estate, shipping, airline, trading, and soft drink interests in Asia and North America. Between 1984 and 1996, he served as General Manager of one of Swire's soft drink operations in the United States.

        Mr. van Oppen has been a director of the Company since 1998. He has served as Chairman and Chief Executive Officer of Advanced Digital Information Corporation, a supplier of data storage solutions for client server computing networks, since 1994. Between 1985 and 1996, he served in several capacities at Interpoint Corporation, an electronic technology company, including Chairman, President and Chief Executive Officer. Mr. van Oppen is also a director of Spacelabs Medical, Inc. and Western Wireless Corporation.

ADDITIONAL OFFICERS

        Mr. Morton was elected President and Chief Operating Officer of the Company in February 2001. He served as Senior Vice President of Sales and Marketing from the time he joined the company in 1999 until 2001. From 1998 to 1999, he served as Vice President of Sales and Marketing for Stein, Inc., a business unit of FMC Corporation. He served as Director of Sales and Marketing of the Citrus Processing business unit of FMC Corporation from 1995 to 1997, and as Product Manager of that business unit beginning in 1995.

        Mr. Sharp has been Chief Financial Officer of the Company since January 2000. He served as Controller from 1993 to 1999, and as Managing Director of the Company's European operations, KEY/Superior B.V., from 1998 to 1999. He joined the Company in 1989 as Accounting Manager and served in that capacity until 1991, when he was appointed Assistant Controller.

        Mr. Larson has served as Vice President of SRC Vision and Vice President of Service since joining the Company in July 2000. From 1999 to 2000, he served as Vice President of Sales and Marketing for SRC Vision, Inc. Mr. Larson held various executive management positions, including

General Manager from 1997 to 1999 and Director of Business Integration from 1996 to 1997, with Frigoscandia, Inc., a manufacturer and supplier of freezing and refrigeration systems and a subsidiary of FMC Corporation.

        Mr. Miner has served as Director of Research and Development since he joined the Company in July 2000. From 1998 to 2000, he served as Vice President of Engineering for SRC Vision, Inc. Mr. Miner was Senior Applications Engineer for S3, Inc. from 1997 to 1998. From 1982 to 1997, he worked with Compass Technology as a manufacturer's representative, specializing in semiconductors and manufacturing technology.

        Mr. Hilderbrand was appointed Director of Sales and Marketing of the Company in December 2001. He joined the Company in April 2000 as Director of Market Development, after working as a consultant to the Company from 1998 to 2000 in the area of geographic market development. From 1998 to 2000, Mr. Hilderbrand was an independent business development consultant for Lamb-Weston, Inc., evaluating investments in the Chinese market. From 1993 to 1997, he served in several capacities for Valmont Industries, Inc., a diversified manufacturer of components for the communications, lighting and agricultural industries, including most recently Vice President of Sales and Business Development and Director for Shanghai Valmont SST Company.

                               -------------------

        During fiscal 2001, the Board of Directors held six meetings. Each director attended all of the meetings of the Board of Directors with the exception of Mr. Frank, who was absent from two meetings.

        The Audit Committee consists of three members, Mr. Pelo, Chairman,
Mr. van Oppen and Mr. Frank, all of who are independent, as defined under the rules of The Nasdaq Stock Market. The function of the Audit Committee is to recommend to the Board of Directors the appointment of the Company's independent public accountants, to review and approve the scope of the yearly audit and proposed budget for audit fees, to review the Company's internal controls and to consult with, and review recommendations made by the Company's independent public accountants with respect to financial statements, financial records and internal controls, and to make such other recommendations to the Board of Directors as it deems appropriate from time to time. The Audit Committee met five times during fiscal 2001 and all members attended all of the meetings of the Audit Committee with the exception of Mr. Frank, who was absent from two meetings.

        The Compensation Committee consists of Mr. Frank, Chairman, and
Mr. Shannon. Mr. Madsen participates in meetings as an ex officio member. The Compensation Committee considers recommendations of the Company's management regarding the compensation of the senior executives of the Company, considers management's proposals regarding stock incentive grants under policies established by the Board of Directors and administers the Company's stock option plans. The Compensation Committee met four times during fiscal 2001 and all members attended all of the meetings of the Compensation Committee with the exception of Mr. Frank, who was absent from one meeting.

        The Board of Directors does not have a standing nominating committee.

COMPENSATION OF DIRECTORS

        Members of the Board of Directors who are employees of the Company are not separately compensated for serving on the Board of Directors. Directors who are not employees of the Company are paid an annual retainer of $6,000 and $1,000 for each regularly scheduled, quarterly board meeting attended, plus reimbursement of expenses. Subject to the terms of the Company's 1996 Employees' Stock Option Plan, independent directors are also granted annual non-statutory stock options to purchase 5,000 shares of Common Stock at the current market price on the date of grant.

                             EXECUTIVE COMPENSATION

        The following table sets forth, for the fiscal years ended September 30, 2001, 2000 and 1999, compensation information with respect to the Company's Chief Executive Officer and each of the four other most highly compensated executive officers, based on the salary and bonus earned during fiscal 2001. One additional officer has been included who would have been among the four other most highly compensated officers during fiscal 2001, but for the fact that he was no longer with the Company at the end of the fiscal year.

                           SUMMARY COMPENSATION TABLE

                                                                          LONG-TERM
                                                                        COMPENSATION
                                        ANNUAL COMPENSATION                AWARDS
                             -----------------------------------------  ------------
                                                                         SECURITIES
                                                                         UNDERLYING
                                                         OTHER ANNUAL      OPTIONS/    ALL OTHER
    NAME AND PRINCIPAL              SALARY     BONUS     COMPENSATION       SARS     COMPENSATION
        POSITION             YEAR   (1)($)      ($)          ($)             (#)         ($)
---------------------------- ------ --------- --------- --------------  ------------ ------------
Thomas C. Madsen             2001   289,689        0         *                0        5,928(2)
  Chairman and Chief         2000   285,935      101         *           21,000       13,500(2)
  Executive Officer          1999   266,432   55,000         *                0        7,949(2)

Kirk W. Morton(3)            2001   192,053        0         *           20,000        3,774(4)
  President and Chief        2000   169,087      101      33,814(5)      10,000        3,444(4)
  Operating Officer          1999   107,692   25,000      34,759(6)      15,000          166(4)

Gordon Wicher(7)             2001   185,194        0         *                0        4,345(8)
  Vice President-General     2000   174,336      101         *           15,000       11,579(8)
  Manager, Process Systems   1999   165,150   45,000(9)      *                0        5,704(8)

Steven D. Evans(10)          2001    93,442        0      74,925(11)          0        2,294(12)
  Vice President,            2000   126,000    5,101(13)     *            5,000       10,960(12)
  Administration             1999   125,727   25,000         *                0        3,809(12)

Rodney W. Larson(14)         2001   159,864        0         *                0        2,204(15)
  Vice President-General     2000    34,444        0         *           21,000          791(15)
  Manager, SRC Vision and    1999       --        --         --              --           --
  Vice President-General
  Manager, Service

Teri A. Johnson(16)          2001   131,973        0         *                0        1,746(17)
  Vice President-General     2000   109,679   10,101(18)     *           25,000        6,475(17)
  Manager, Automated         1999    69,476   20,000         *                0        1,558(17)
  Inspection Systems

*Benefits and perquisites received totaled less than 10% of combined salary and bonus.

(1) Includes amounts deferred by the executive officers under the Company's Profit Sharing and 401(k) Plan.
(2) Consists of the following: $5,514, $12,654, and $5,166 contributed by the Company under its Profit Sharing and 401(k) Plan in 2001, 2000, and 1999, respectively, and term life insurance premiums of $414, $846, and $2,783 in 2001, 2000, and 1999, respectively.
(3)   Mr. Morton was hired in January 1999.
(4) Consists of the following: $3,594 and $3,233 contributed by the Company under its Profit Sharing and 401(k) Plan in 2001 and 2000, respectively, and term life insurance premiums of $180, $211, and $166 in 2001, 2000 and 1999, respectively.
(5) Consists of reimbursed moving expenses of $27,814 and auto allowance of $6,000.
(6) Consists of reimbursed moving expenses of $30,259 and auto allowance of $4,500.
(7)   Mr. Wicher was appointed Vice President of Operations in December 2001.
(8) Consists of the following: $3,571, $11,041, and $3,768 contributed by the Company under its Profit Sharing and 401(k) Plan in 2001, 2000, and 1999, respectively, and term life insurance premiums of $774, $538, and $1,936 in 2001, 2000, and 1999, respectively.
(9)   Includes a $10,000 incentive bonus outside the Management Incentive Plan.
(10)  Mr. Evans resigned in May 2001.
(11) Consists of severance pay in the amount of $72,000 and auto allowance of $2,925.
(12) Consists of the following: $2,024, $10,461, and $2,927 contributed by the Company under its Profit Sharing and 401(k) Plan in 2001, 2000, and 1999, respectively, and term life insurance premiums of $270, $499, and $882 in 2001, 2000, and 1999, respectively.
(13)  Includes a $5,000 incentive bonus outside the Management Incentive Plan.
(14)  Mr. Larson was hired in June 2000.
(15) Consists of the following: $2,024 and $719 contributed by the Company under its Profit Sharing and 401(k) Plan in 2001 and 2000, respectively, and term life insurance premiums of $180 and $72 in 2001 and 2000, respectively.
(16) Ms. Johnson was appointed Director of Sales and Application Engineering Services in December 2001.
(17) Consists of the following: $1,566, $6,317, and $1,493 contributed by the Company under its Profit Sharing and 401(k) Plan in 2001, 2000, and 1999, respectively, and term life insurance premiums of $180, $158, and $65 in 2001, 2000, and 1999, respectively.
(18)  Includes a $10,000 incentive bonus outside the Management Incentive Plan.


STOCK OPTIONS GRANTED TO CERTAIN EXECUTIVE OFFICERS DURING FISCAL 2001

        The following table sets forth certain information regarding options for the purchase of the Company's Common Stock that were awarded to the Company's Chief Executive Officer, each of the four other most highly compensated executive officers, and one additional officer who would have been among the four other most highly compensated officers during fiscal 2001, but for the fact that he was no longer with the Company at the end of the fiscal year.

                        OPTION/SAR GRANTS IN FISCAL 2001


                                                                          POTENTIAL
                                                                      REALIZABLE VALUE
                                                                         AT ASSUMED
                                                                       ANNUAL RATES OF
                                                                         STOCK PRICE
                                                                        APPRECIATION
                         INDIVIDUAL GRANTS                            FOR OPTION TERMS
------------------------------------------------------------------    -----------------
                                % OF TOTAL
                                 OPTIONS/
                    NUMBER OF      SARS
                    SECURITIES    GRANTED
                    UNDERLYING      TO       EXERCISE
                     OPTIONS/    EMPLOYEES      OR
                       SARS         IN        BASE
                     GRANTED      FISCAL      PRICE    EXPIRATION
     NAME              (#)         YEAR       ($/SH)      DATE         5%($)    10%($)
----------------    ----------- ------------ --------- -----------    -------- ---------
Thomas C. Madsen           0         --           --         --            --       --
Kirk W. Morton        10,000         25%      $7.563    1/18/06       $20,895  $46,173
                      10,000         25%      $8.000     2/7/06       $22,103  $48,841
Gordon Wicher              0         --           --         --            --       --
Steven D. Evans            0         --           --         --            --       --
Rodney W. Larson           0         --           --         --            --       --
Teri A. Johnson            0         --           --         --            --       --


        The following table sets forth certain information regarding aggregated option exercises in fiscal 2001 and fiscal 2001 year-end option/SAR values for the Company's Chief Executive Officer, each of the four other most highly compensated executive officers, and one additional officer who would have been among the four other most highly compensated officers during fiscal 2001, but for the fact that he was no longer with the Company at the end of the fiscal year.

                 AGGREGATED OPTION/SAR EXERCISES IN FISCAL 2001
                      AND FISCAL YEAR-END OPTION/SAR VALUES

                                             NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                       SHARES               UNDERLYING UNEXERCISED             IN-THE-MONEY
                      ACQUIRED              OPTIONS/SARS AT FY-END             OPTIONS/SARS
                         ON      VALUE               (#)                     AT FY-END ($)(1)
                      EXERCISE  REALIZED   --------------------------   --------------------------
       NAME             (#)       ($)      EXERCISABLE  UNEXERCISABLE   EXERCISABLE  UNEXERCISABLE
------------------    --------  --------   -----------  -------------   -----------  -------------
Thomas C. Madsen          0         0        65,250        20,750          $ 0          $ 0
Kirk W. Morton            0         0        10,000        35,000          $ 0          $ 0
Gordon Wicher             0         0        57,500        15,000          $ 0          $ 0
Steven D. Evans           0         0             0             0          $ 0          $ 0
Rodney W. Larson          0         0         5,250        15,750          $ 0          $ 0
Teri A. Johnson           0         0        17,750        19,500          $ 0          $ 0

    (1) The dollar values were calculated by determining the difference between the closing market price of the securities underlying the options at fiscal year end, September 30, 2001, and the exercise price of the options.

         REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

        With respect to fiscal 2001, the Compensation Committee of the Board of Directors reviewed and assumed responsibility for oversight of the determination of the salary, incentive and stock option compensation for the executive officers of the Company. The two members of the Compensation Committee are not eligible to participate in any of the Company's incentive compensation plans, but do receive nondiscretionary grants under the Company's 1996 Employees' Stock Option Plan. Mr. Madsen makes recommendations to the members of the Compensation Committee regarding the compensation of the other executive officers of the Company, but does not participate in the determination of his own compensation. As used in this report, the term "Compensation Committee" refers to Messrs. Frank and Shannon.

        It is the Company's policy to offer competitive compensation opportunities for its employees based on a combination of factors, including corporate performance, business unit performance and the individual's personal contribution to the business. With respect to fiscal 2001, the Compensation Committee did not consider or adopt compensation policies for the Chief Executive Officer that were different from the compensation policies considered and adopted for the executive officers as a group.

        There are three basic elements to executive officer compensation: base salary, management incentive compensation, and stock incentives in the form of stock options granted at market value.

        Base Salary

        In reaching the determinations concerning fiscal 2001 executive officer base salaries, the Compensation Committee considered the recommendations of the Chief Executive Officer, individual performance and the Company's financial performance. Among other factors, the recommendations of the Chief Executive Officer were based upon review of competitive compensation information published by the American Electronics Association and information provided by an independent compensation consultant. In making his recommendations, the Chief Executive Officer compared the Company to a self-selected group of companies of similar size and considered compensation only for executives with similar job descriptions. The comparable companies considered for compensation purposes are not the same as the peer group companies utilized in the Stock Performance Graph included elsewhere herein because the Chief Executive Officer believes the Company's most direct competitors for executives are not necessarily the same companies that would be included in a peer group established to compare shareholder return.

        In addition to the recommendations of the Chief Executive Officer, the Compensation Committee considered its own assessment of the individual performance of the executives and its own subjective assessment of the Company's overall financial performance. There is no fixed relationship between base salary and corporate performance or between base salary and the competitive range of salaries that may be offered by competitive companies. The members of the Compensation Committee consider their business judgment in light of their experience to be an important factor in establishing executive compensation.

        Management Incentive Compensation

        The Company's bonus program, in the form of its Management Incentive Plan, is designed to tie executive compensation to the Company's performance. The program blends objective factors for funding the Management Incentive Plan with subjective evaluations of each participant's contributions to the success of the Company.

        Criteria for funding of the Management Incentive Plan bonus pool for fiscal 2001 consisted of three factors: (1) new bookings, (2) profitability, and
(3) return on net assets. For each of these three factors, the Company established annual goals for the eligible group of executives and other employees. For fiscal 2001, an amount equal to $330,000 was to be added to the bonus pool for each of the three factors if the Company achieved the maximum goals. Therefore, a maximum of $990,000 could be added to the bonus pool with respect to fiscal 2001. If the Company attained a certain level of performance but did not reach the stated goal, an amount equal to the corresponding proportion of the total goal would be added to the Management Incentive Plan bonus pool. The participants in the Management Incentive Plan are selected on the basis of perceived contribution to the success of the Company by the Compensation Committee upon the recommendation of the Chief Executive Officer.

        The Chief Executive Officer makes recommendations to the Compensation Committee concerning distribution of the Management Incentive Plan bonus pool funds. The recommendations are based on the participants' contributions to the Company for the fiscal year, giving primary consideration to the same factors used in determining the funding of the Management Incentive Plan bonus pool. The Compensation Committee may amend, modify or approve the recommended distributions. In fiscal 2001, the Company's booked orders, profitability, and return on assets did not meet the minimum level to qualify for funding of the Management Incentive Plan and, therefore, no bonuses were paid.

        Stock Incentive Compensation

        The Board of Directors believes that stock ownership by executive officers and key employees provides valuable incentives for such persons to benefit as the Company's Common Stock price increases and that stock option-based incentive compensation arrangements help align the interests of executives, employees and shareholders. To facilitate these objectives, the Board of Directors, since 1989, has granted stock options to executive officers and key employees through the 1996 Employees' Stock Option Plan, formerly the 1989 Employees' Stock Option Plan (the "Plan").

        Pursuant to this Plan, five individuals were granted options during fiscal 2001 to purchase 40,000 shares at a price equal to fair market value at the date of grant. In determining the number of options granted to executive officers, the Board of Directors considered the person's opportunity to affect the share price of the Company's Common Stock, the level of the person's performance based on past performance and the anticipated incentive effect of the number of options granted. The grants provided that one-quarter of such options were to become exercisable one year from the date of grant and in one-quarter increments on the anniversary date of the original grant in each of the Company's next three succeeding fiscal years. The options have five- or ten-year terms. For additional information regarding stock option grants and exercises, see the "Option/SAR Grants in Fiscal 2001," "Aggregated Option/SAR Exercises in Fiscal 2001 and Fiscal Year-End Option/SAR Values," and "Summary Compensation" tables included elsewhere herein.

        Compensation of the Chairman and Chief Executive Officer

        Consistent with the Compensation Committee's general philosophy for compensation, Mr. Madsen's compensation is determined in the same manner as described for all executive officers and he is compensated through base salary, management incentive compensation, and stock options. As with other executive officers, in evaluating annual compensation for Mr. Madsen, the Compensation Committee examines the operating performance of the Company for the prior year, as well as the projections and expectations for the current year and data reflecting comparative compensation information from other companies. Mr. Madsen does not have an employment contract. In fiscal 2001, Mr. Madsen's annual base salary remained at $290,000, which was the same base salary as the prior fiscal year. Mr. Madsen received no bonus compensation and was awarded no stock options with respect to fiscal 2001.

        The Compensation Committee believes that the policies and plans described above provide competitive levels of compensation and effectively link executive and shareholder interests. Moreover, the directors believe such policies and plans are consistent with the long-term investment objectives appropriate to the business in which the Company is engaged.

                                            Respectfully submitted,

                                            Harold R. Frank
                                            Michael L. Shannon

           COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

        Mr. Madsen, the Chairman and Chief Executive Officer, is not a voting member but does participate as an ex officio member of the Compensation Committee with respect to compensation recommendations for the executive officers other than himself. To the extent the responsibilities of the Compensation Committee were performed by the Board of Directors, Mr. Wicher, who is both a director and an executive officer of the Company, did not participate in the deliberations regarding executive officer compensation.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

        On November 30, 2001, the Company completed the sale of its subsidiary Ventek, Inc. ("Ventek") to Veneer Technology, Inc., a company owned by four managers of Ventek, including Mr. Rodger Van Voorhis, President of Ventek. Mr. Van Voorhis, who was appointed to the Company's Board of Directors in July 2000 as part of the Advanced Machine Vision Corporation (AMVC) acquisition, resigned as a director effective August 31, 2001. Ventek was acquired by the Company as part of its acquisition of AMVC, and the Company attributed approximately $11.8 million of the purchase price to the acquisition of Ventek. At the time of the sale, the Company's net investment in Ventek was approximately $8.3 million.

        At the closing of the sale of Ventek, the Company received a cash payment of approximately $3.6 million and the tender for cancellation of Veneer Technology's holdings of 200,595 shares of Series B Preferred having an aggregate stated redemption value of $2.0 million. Veneer Technology also agreed to pay, in periodic deferred purchase price payments based on sales, an aggregate amount of $900,000 by no later than November 30, 2006. The estimated aggregate net present value of the sale price is approximately $6.2 million. The Board of Directors of the Company approved the sale price for Ventek based on the fair market value of the subsidiary. As a result of the sale of Ventek, the Company recorded a one-time charge of approximately $2.1 million, with no tax effect, in its fiscal 2001 results.

                             STOCK PERFORMANCE GRAPH

                 COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN
       AMONG KEY TECHNOLOGY, INC., A PEER GROUP AND THE RUSSELL 2000 INDEX






                              [PERFORMANCE GRAPH]






TOTAL RETURN
ANALYSIS

                        9/30/1996     9/30/1997      9/30/1998     9/30/1999     9/30/2000       9/29/2001
----------------------------------------------------------------------------------------------------------
KEY TECHNOLOGY           $100.00       $ 60.38        $ 27.83       $ 27.83       $ 33.25         $11.09
---------------------------------------------------------------------------------------------------------
PEER GROUP               $100.00       $140.24        $ 74.10       $ 98.80       $129.34         $208.34*
---------------------------------------------------------------------------------------------------------
RUSSELL 2000             $100.00       $129.91        $106.80       $120.72       $149.22         $115.88
---------------------------------------------------------------------------------------------------------


PEER GROUP: COGNEX CORP., PERCEPTRON, INC., FLIR SYSTEMS, INC., FLOW INTERNATIONAL CORP., FMC CORP.**, ELBIT VISION SYSTEMS LTD., PPT VISION, INC., ROBOTIC VISION SYSTEMS, INC., FMC TECHNOLOGIES, INC.**

* The peer group return for fiscal 2001 was affected by the inclusion of Flir Systems, Inc. whose return was significantly higher than the other peer group companies. Excluding Flir Systems, the total return at 9/29/2001 would have been $109.27 rather than $208.34.

** Effective June 14, 2001, FMC Corporation split into two independent publicly traded companies: FMC Corporation, a chemical company, and FMC Technologies, Inc., a machinery company. As a result, as of such date, FMC Corporation was deleted from the stock performance graph since it is no longer in the same line of business as Key Technology. FMC Technologies, Inc. has been substituted in its place.


                             PRINCIPAL SHAREHOLDERS

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth information, as of December 18, 2001, with respect to the beneficial ownership of the Company's Common Stock and Series B Preferred by each person who is known to the Company to be the beneficial owner of more than five percent of the Company's outstanding Common Stock or Series B Preferred, by each director or nominee for director, by each named executive officer, and by all directors and executive officers as a group. Unless otherwise indicated, each person has sole voting power and sole investment power. Each beneficial owner of shares of Series B Preferred is deemed by the Securities and Exchange Commission to be a beneficial owner of Common Stock on an as converted basis because the Series B Preferred is immediately convertible into two-thirds of a share of Common Stock. Therefore, in indicating a person's beneficial ownership of shares of Common Stock, it has been assumed that such person has converted into Common Stock all shares of Series B Preferred of which such person is a beneficial owner. For these reasons, the table contains substantial duplications in the numbers of shares and percentages of Common Stock and Series B Preferred.

   NAME AND ADDRESS OF                  TITLE OF    AMOUNT AND NATURE OF    PERCENT OF
     BENEFICIAL OWNER                     CLASS     BENEFICIAL OWNERSHIP      CLASS
---------------------------------      ----------- ----------------------  ------------
Thomas C. Madsen                         Common       558,829  (1)(2)(3)       10.0
    150 Avery Street                     Series B          10                   *
    Walla Walla, Washington 99362
Gordon Wicher                            Common       265,396  (1)              4.8
    150 Avery Street
    Walla Walla, Washington 99362
Harold R. Frank                          Common       167,250  (1)              3.0
    6054 La Goleta
    Goleta, California  93117
John E. Pelo                             Common        14,500  (1)              *
    #6 Gatehouse Lane
    Sandy, Utah  84092
Michael L. Shannon                       Common       198,900  (1)(4)           3.6
     Data Access Technologies, Inc.
     230 East Union Street
     Pasadena, California 91101
Peter H. van Oppen                       Common        64,983  (1)(3)           1.2
    Advanced Digital Information Corp.   Series B      36,500                   3.2
    P.O. Box 97057
    Redmond, WA  98073-9757
James A. Frank                           Common       298,927                   5.4
    P.O. Box 6527
    Santa Barbara, CA  93160-6527
Kirk W. Morton                           Common        21,750  (1)              *
    150 Avery Street
    Walla Walla, Washington 99362
Steven D. Evans                          Common        15,701                   *
    1125 Highland Road
    Walla Walla, Washington 99362

   NAME AND ADDRESS OF                  TITLE OF    AMOUNT AND NATURE OF    PERCENT OF
     BENEFICIAL OWNER                     CLASS     BENEFICIAL OWNERSHIP      CLASS
---------------------------------      ----------- ----------------------  ------------
Rodney W. Larson                       Common           7,708  (1)(2)(3)        *
    150 Avery Street                   Series B           500                   *
    Walla Walla, Washington 99362
Teri A. Johnson                        Common          22,653  (1)              *
    150 Avery Street                   Series B
    Walla Walla, Washington 99362
All executive officers and             Common       1,365,791                  23.6
directors as a group (12 persons)


*Less than one percent.

(1) Includes shares of Common Stock purchasable under options exercisable within 60 days of December 18, 2001 in the following amounts:

        Thomas C. Madsen       62,250       Peter H. van Oppen   11,250
        Gordon Wicher          57,500       Kirk W. Morton       18,750
        Harold R. Frank        31,250       Rodney W. Larson      5,250
        John E. Pelo           11,250       Teri A. Johnson      21,500
        Michael L. Shannon      2,500

(2) Includes shares of Common Stock issuable upon the exercise of warrants on a share for share basis in the following amounts:

        Thomas C. Madsen          2
        Rodney W. Larson        125

(3) Includes Series B Preferred as if converted to Common Stock in the following amounts:

        Thomas C. Madsen          6
        Peter H. van Oppen   24,333
        Rodney W. Larson        333

(4) Includes 26,400 shares of Common Stock owned by a trust of which the beneficiaries are the children of Michael L. Shannon. Mr. Shannon disclaims beneficial ownership of these shares.

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission (the "Commission"). Officers, directors and greater than ten percent beneficial owners are required by Commission regulations to furnish the Company with copies of all forms they file pursuant to Section 16(a).

        Based solely on the Company's review of the copies of such forms it received and written representations from reporting persons required to file reports under Section 16(a), to the Company's knowledge all of the Section 16(a) filing requirements applicable to such persons with respect to fiscal 2001 were complied with, except Mr. Ted R. Sharp filed one late report with respect to the purchase of 2,000 shares of Series B Preferred.

                   AUDIT COMMITTEE REPORT AND RELATED MATTERS

        The Audit Committee of the Board of Directors of Key Technology, Inc. is composed of three independent directors and operates under a written charter adopted by the Board of Directors. The members of the Audit Committee are John E. Pelo, Harold R. Frank and Peter H. van Oppen. Among other things, the Audit Committee recommends to the Board of Directors, subject to shareholder ratification, the selection of the Company's independent public accountants.

        Management is responsible for the Company's internal controls and the financial reporting process. The Company's independent public accountants are responsible for performing an independent audit of the Company's consolidated financial statements in accordance with generally accepted auditing standards and to issue a report thereon. The Audit Committee's responsibility is to monitor and oversee these processes.

        In this context, the Audit Committee has met and held discussions with management and the independent public accountants of the Company. Management represented to the Audit Committee that the Company's consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the Company's independent public accountants. The Audit Committee discussed with the independent public accountants matters required to be discussed by Statement on Auditing Standards No. 61, as amended (Communication with Audit Committees).

        The Company's independent public accountants also provided to the Audit Committee the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). The Audit Committee discussed with the Company's independent public accountants that firm's independence and considered whether the non-audit services provided by the Company's independent public accountants were compatible with maintaining the independence of such independent public accountants.

        Based upon the Audit Committee's discussion with management and the independent accountants and the Audit Committee's review of the representation of management and the report of the independent public accountants to the Audit Committee, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 2001 filed with the Securities and Exchange Commission.

                                            Respectfully submitted,

                                            John E. Pelo
                                            Harold R. Frank
                                            Peter H. van Oppen

        The following table shows the fees paid or accrued by the Company for the audit and other services provided by Deloitte & Touche LLP for fiscal year 2001.

        Audit Fees                                                      $181,379
        Financial Information Systems Design and Implementation               --
        All Other Fees                                                  $101,468
                                                                        --------
                                                       Total            $282,847

        Audit services of Deloitte & Touche LLP for fiscal 2001 consisted of the examination of the consolidated financial statements of the Company and quarterly review of financial statements. "All Other Fees" includes $38,710 for audit-related services, including, among other items, benefit plan audits, and services related to filings made with the Securities and Exchange Commission, as well as certain services relating to periodic reports at international locations, and $62,758 for other services, including, among other items, tax services rendered in connection with acquisitions, mergers and dissolutions made by the Company, and accounting consulting services.

                                     ITEM 2
           RATIFICATION OF SELECTION OF INDEPENDENT PUBLIC ACCOUNTANTS

        The Board of Directors has selected Deloitte & Touche LLP, independent public accountants, to audit the consolidated financial statements of the Company for the fiscal year ending September 30, 2002. Deloitte & Touche LLP has acted as independent public accountants for the Company since 1985. A representative of Deloitte & Touche LLP is expected to be present at the Annual Meeting, will have the opportunity to make a statement, and will be available to respond to appropriate questions.

        Unless marked to the contrary, proxies received will be voted FOR ratification of the appointment of Deloitte & Touche LLP as the Company's independent public accountants for the 2002 fiscal year.

        THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS THE COMPANY'S INDEPENDENT PUBLIC ACCOUNTANTS FOR THE 2002 FISCAL YEAR.

                                 OTHER BUSINESS

        Management knows of no other matters that will be presented for action at the Annual Meeting. However, the enclosed proxy gives discretionary authority to the persons named in the proxy in the event that any other matters should be properly presented at the meeting.

        Shareholders may only bring business before an annual meeting if the shareholder proceeds in compliance with the Company's Restated Bylaws. For business to be properly brought before the 2002 Annual Meeting by a shareholder, notice of the proposed business must be given to the Secretary of the Company in writing on or before the close of business on January 21, 2002. The notice to the Secretary must set forth as to each matter that the shareholder proposes to bring before the meeting: (a) a brief description of the business; (b) the shareholder's name and address as they appear on the Company's books; (c) the class and number of shares beneficially owned by the shareholder; and (d) any material interest of the shareholder in such business. The presiding officer at any annual meeting will determine whether any matter was properly brought before the meeting in accordance with the above provisions. If he should determine that any matter has not been properly brought before the meeting, he will so declare at the meeting and the matter will not be considered or acted upon.

                              SHAREHOLDER PROPOSALS

        To be eligible for inclusion in the Company's proxy materials for the 2003 Annual Meeting of Shareholders, a proposal intended to be presented by a shareholder for action at that meeting must, in addition to complying with the shareholder eligibility and other requirements of the Securities and Exchange Commission's rules governing such proposals, be received not later than October 2, 2002 by the Secretary of the Company at the Company's principal executive offices, 150 Avery Street, Walla Walla, Washington 99362.

                               -------------------

        IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE MEETING. THEREFORE, WHETHER OR NOT YOU EXPECT TO BE PRESENT IN PERSON, YOU ARE RESPECTFULLY REQUESTED TO MARK, SIGN AND DATE THE ENCLOSED PROXY AND PROMPTLY RETURN IT IN THE ENCLOSED ENVELOPE.

                                    By order of the Board of Directors,

                                    /s/ GORDON WICHER
                                    --------------------------------------------
                                    Gordon Wicher
                                    Secretary

Dated: January 30, 2002

PROXY

                              KEY TECHNOLOGY, INC.
              PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
               ANNUAL MEETING OF SHAREHOLDERS, FEBRUARY 20, 2002

The undersigned hereby appoints Thomas C. Madsen and Gordon Wicher, and each of them, proxies with full power of substitution, to represent and vote, as designated on the reverse side, on behalf of the undersigned, all shares which the undersigned may be entitled to vote at the Annual Meeting of Shareholders of KEY TECHNOLOGY, INC. on February 20, 2002, and any adjournment or postponement thereof. A majority of the proxies or substitutes present at the meeting, or if only one person shall be present then that one, may exercise all powers granted hereby.

                 (CONTINUED AND TO BE SIGNED ON REVERSE SIDE.)

                        PLEASE DATE, SIGN AND MAIL YOUR
                      PROXY CARD BACK AS SOON AS POSSIBLE!

                         ANNUAL MEETING OF SHAREHOLDERS
                              KEY TECHNOLOGY, INC.

                               FEBRUARY 20, 2002


                Please Detach and Mail in the Envelope Provided



       Please mark your
A  [X] votes as in this
       example.


                                 FOR                WITHHOLD
                           NOMINEES LISTED        AUTHORITY TO
                           AT RIGHT (EXCEPT    VOTE FOR NOMINEES
                            AS WITHHELD)        LISTED AT RIGHT
1.  PROPOSAL TO ELECT                                                 NOMINEES:
    NOMINEES LISTED                                                           THOMAS C. MADSEN
    AT RIGHT.                   [ ]                  [  ]                     GORDON WICHER


(TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE,
STRIKE OUT THAT NOMINEE'S NAME IN LIST AT RIGHT.):


-------------------------------------------------------------------------------

                                                  FOR     AGAINST     ABSTAIN
2.  PROPOSAL TO RATIFY SELECTION OF DELOITTE
    & TOUCHE LLP AS INDEPENDENT AUDITORS FOR
    THE 2002 FISCAL YEAR:                         [ ]       [ ]         [ ]


THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS SPECIFIED ON THE ABOVE MATTERS, BUT IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES FOR DIRECTOR, AND FOR APPROVAL OF THE SELECTION OF AUDITORS. IN ADDITION, THE PROXIES MAY VOTE IN THEIR DISCRETION AS TO OTHER MATTERS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING.

PLEASE MARK, DATE, SIGN AND RETURN THIS PROXY IN THE ENCLOSED ENVELOPE.

Signature(s)                                               Dated:       , 2002
            ---------------------  ----------------------        ------

Note: Please sign above exactly as your name or names appear on this card. If more than one name appears, all should sign. Persons signing as executor, administrator, trustee, guardian, corporate officer or in any other official or representative capacity, should also provide full title.

PROXY

                              KEY TECHNOLOGY, INC.
              PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
               ANNUAL MEETING OF SHAREHOLDERS, FEBRUARY 20, 2002

The undersigned hereby appoints Thomas C. Madsen and Gordon Wicher, and each of them, proxies with full power of substitution, to represent and vote, as designated on the reverse side, on behalf of the undersigned, all shares which the undersigned may be entitled to vote at the Annual Meeting of Shareholders of KEY TECHNOLOGY, INC. on February 20, 2002, and any adjournment or postponement thereof. A majority of the proxies or substitutes present at the meeting, or if only one person shall be present then that one, may exercise all powers granted hereby.

                 (CONTINUED AND TO BE SIGNED ON REVERSE SIDE.)

                        PLEASE DATE, SIGN AND MAIL YOUR
                      PROXY CARD BACK AS SOON AS POSSIBLE!

                         ANNUAL MEETING OF SHAREHOLDERS
                              KEY TECHNOLOGY, INC.
                     Series B Convertible Preferred Stock

                               FEBRUARY 20, 2002


                Please Detach and Mail in the Envelope Provided



       Please mark your
A  [X] votes as in this
       example.


                                 FOR                WITHHOLD
                           NOMINEES LISTED        AUTHORITY TO
                           AT RIGHT (EXCEPT    VOTE FOR NOMINEES
                            AS WITHHELD)        LISTED AT RIGHT
1.  PROPOSAL TO ELECT                                                 NOMINEES:
    NOMINEES LISTED                                                           THOMAS C. MADSEN
    AT RIGHT.                   [ ]                  [  ]                     GORDON WICHER


(TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE,
STRIKE OUT THAT NOMINEE'S NAME IN LIST AT RIGHT.):


-------------------------------------------------------------------------------

                                                  FOR     AGAINST     ABSTAIN
2.  PROPOSAL TO RATIFY SELECTION OF DELOITTE
    & TOUCHE LLP AS INDEPENDENT AUDITORS FOR
    THE 2002 FISCAL YEAR:                         [ ]       [ ]         [ ]


THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS SPECIFIED ON THE ABOVE MATTERS, BUT IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES FOR DIRECTOR, AND FOR APPROVAL OF THE SELECTION OF AUDITORS. IN ADDITION, THE PROXIES MAY VOTE IN THEIR DISCRETION AS TO OTHER MATTERS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING.

PLEASE MARK, DATE, SIGN AND RETURN THIS PROXY IN THE ENCLOSED ENVELOPE.

Signature(s)                                               Dated:       , 2002
            ---------------------  ----------------------        ------

Note: Please sign above exactly as your name or names appear on this card. If more than one name appears, all should sign. Persons signing as executor, administrator, trustee, guardian, corporate officer or in any other official or representative capacity, should also provide full title.